Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context indicates otherwise in this Unaudited Pro Forma Condensed Combined Financial Information, references to “TuHURA,” “TuHURA Biosciences, Inc.” the “Company,” “we,” “us,” “our” and similar terms refer to TuHURA Biosciences, Inc., a Nevada corporation (and our predecessor company) and its consolidated subsidiaries. Capitalized terms included but not defined below have the same meaning as defined elsewhere in this filing.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of TuHURA and Kineta adjusted to give effect to the Mergers (defined below) and in the accompanying notes to the unaudited pro forma condensed combined financial information. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

On December 11, 2024, TuHURA entered into an Agreement and Plan of Merger, dated December 11, 2024, and as amended by that certain First Amendment to Agreement and Plan of Merger, dated May 5, 2025 (as amended, the “Merger Agreement”), by and among TuHURA, Hura Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of TuHURA (“Merger Sub I”), Hura Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of TuHURA (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), Kineta, Inc., a Delaware corporation (“Kineta”), and Craig Philips, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of Kineta. The Merger Agreement contemplated a business combination by means of a series of two mergers (the “Business Combination”) under which (a) Merger Sub I merged with and into Kineta (the “First Merger”), with Kineta being the surviving corporation of the First Merger, also known as the “Surviving Entity” and (b) immediately following the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company of the Second Merger. The Mergers were completed on June 30, 2025, and pursuant to the Mergers, TuHURA acquired Kineta, including the rights to Kineta’s novel KVA12123 antibody (now renamed and hereafter referred to as “TBS-2025”), for a combination of cash and shares of TuHURA Common Stock. The Mergers were accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information includes the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 which combines (i) the audited condensed consolidated statement of operations of TuHURA for the year ended December 31, 2025 and (ii) the unaudited condensed consolidated statement of operations of Kineta for the period ended June 29, 2025, on a pro forma basis as if the Mergers had been consummated on January 1, 2025.

Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of TuHURA, as TuHURA was determined to be the accounting acquirer in the Mergers. The unaudited pro forma condensed combined financial statements have been derived from and should be read in connection with:

•	the accompanying notes to these unaudited pro forma condensed combined financial statements;

•

the historical audited consolidated financial statements of TuHURA as of and for the year ended December 31, 2025 and the related notes included in TuHURA’s annual report on Form 10-K, as filed with the SEC on March 31, 2026;

•

the historical unaudited consolidated financial statements of Kineta as of and for the three months ended March 31, 2025 and the related notes included in TuHURA’s current report on Form 8-K, as filed with the SEC on August 12, 2025;

•

the sections entitled “TuHURA Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Kineta Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to TuHURA and Kineta included elsewhere in the above filings with the SEC; and

•

the Merger Agreement, including the First Amendment to the Merger Agreement dated May 5, 2025, for the Mergers and the descriptions of certain terms thereof set forth herein in the section titled “The Merger Agreement.”

The Mergers (Acquisition of Kineta)

The Mergers were successfully completed on June 30, 2025 and were accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP. Kineta was treated as the acquired business and TuHURA as the accounting acquirer for financial reporting purposes.

Under the acquisition method of accounting, the Mergers were accounted for by recognizing the acquired assets, including separately identifiable intangible assets, including in-process research and development, and assumed liabilities at their acquisition-date fair values. Any excess of the fair value of the Merger Consideration (as defined in the Merger Agreement) transferred by TuHURA to the stockholders of Kineta above the acquisition-date fair values of these identifiable assets and liabilities is recognized as goodwill.

TuHURA was determined to be the accounting acquirer in the Mergers for financial reporting purposes based on evaluation of the following facts and circumstances, including: (i) TuHURA stockholders before the Mergers owned approximately 92.4% of the TuHURA Common Stock outstanding immediately following the Mergers, for which the ownership amount could be higher as the stock consideration to be issued as Merger Consideration is subject to adjustment in accordance with the Merger Agreement, (ii) Kineta is not entitled to designate any of the members of the TuHURA Board of Directors after the Mergers, (iii) TuHURA’s current senior management will hold both (two of two) positions in the senior management of TuHURA following the Mergers and (iv) TuHURA’s operations will continue to represent a significant majority of TuHURA’s operations after the Mergers. Total assets held by TuHURA as of June 30, 2025 was $34,621,304 and included cash and cash equivalents of $8,512,824. As a result of TuHURA being the accounting acquirer for financial reporting purposes, now that the Mergers have been completed, among other things, the historical financial statements of TuHURA will continue to be the historical consolidated financial statements for the Company in future periods. Post-Mergers, TuHURA has announced that the Company will continue advancing the clinical development of Kineta’s ongoing trials while also exploring the possibility of certain synergies in combination with TuHURA’s current ongoing studies.

The historical consolidated balance sheet of TuHURA as of December 31, 2025 already reflects the effects of the Mergers. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 gives pro forma effect to the Mergers as if they had occurred on January 1, 2025, the beginning of the earliest period presented. Due to historical operating relationships prior to the Mergers, there are certain pro forma adjustments related to the Exclusivity Agreement and connected transactions between TuHURA and Kineta as further illustrated below.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Mergers actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual reported results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Mergers and the June 2025 Private Placement

The Mergers

TuHURA, the Merger Subs, Kineta and the Stockholder’s Representative, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of Kineta, entered into the Merger Agreement, which provided for the merger of Merger Sub I with and into Kineta, with Kineta continuing as the Surviving Entity in the First Merger, and immediately following, a merger of the Surviving Entity with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and as a wholly-owned privately held subsidiary of TuHURA in the Second Merger.

At the June 30, 2025 effective time of the Mergers (the “Effective Time”), each Share of Kineta Common Stock issued and outstanding immediately prior to the Effective Time was converted automatically into the right to receive 0.185298 shares of TuHURA Common Stock, par value $0.001 per share (“TuHURA Common Stock”), for an aggregate of 2,868,169 shares of TuHURA Common Stock. Also pursuant to the terms and conditions of the Merger Agreement, each Share is also entitled to its pro rata portion of 1,129,885 shares of TuHURA Common Stock to be issued after six months following the closing of the Mergers, subject to adjustment for certain losses incurred or accrued during the six month period from the closing of the Mergers, and (ii) the right to its pro rata share of cash consideration received by Kineta pursuant to disposed asset payments related to legacy Kineta assets (the “Disposed Asset Payment Right”). Such payments, if any, will be made at a later date and in accordance with the terms of the Merger Agreement. In each case, in lieu of the issuance of any fractional shares of TuHURA Common Stock, TuHURA will pay an amount equal to the product of (A) such fractional share and (B) $5.7528.

As of the Effective Time, all 15,478,657 outstanding shares of Kineta Common Stock were automatically canceled and ceased to exist, at that point only representing the right to receive the Merger Consideration, without interest, and in each case, the right to receive cash in lieu of fractional shares into which such shares of Kineta Common Stock were converted into TuHURA Common Stock pursuant to the Merger Agreement.

No fractional shares of TuHURA Common Stock were issued upon the conversion of shares of Kineta Common Stock pursuant to the Merger Agreement. Each holder of shares of Kineta Common Stock who would otherwise have been entitled to receive a fraction of a share of TuHURA Common Stock received, in lieu thereof and upon surrender thereof, a cash payment, which payment was calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of TuHURA Common Stock based on a TuHURA share value of $5.7528 per share (the “TuHURA Share Value”).

The number of shares of TuHURA Common Stock issued in the Mergers was not based on market prices, but was fixed based on the TuHURA Share Value. Although the number of shares of TuHURA Common Stock issuable in the Mergers did not fluctuate with market prices given that the TuHURA Share Value is fixed, the market value (e.g., the number of shares of TuHURA Common Stock received in the Mergers multiplied by the trading price of TuHURA Common Stock as of immediately prior to the closing date of the Mergers) of the Merger Consideration fluctuated with the price of TuHURA Common Stock up through the Effective Time given TuHURA Common Stock is traded on the Nasdaq Capital Market. TuHURA Common Stock is traded on Nasdaq under the symbol “HURA.” Kineta Common Stock was traded on the OTC, under the symbol “KANT.”

The June 2025 Private Placement (TuHURA Securities Purchase Agreement)

As a condition of the Mergers under the terms of the Merger Agreement, on June 2, 2025, TuHURA Biosciences, Inc. and certain accredited investors (the “Purchasers”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company agreed to issue and sell to the Purchasers, in a private placement (the “June 2025 Private Placement”), an aggregate of 4,759,309 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), together with warrants to purchase an equal number of shares of Common Stock at an exercise price of $3.3125 (the “Warrants”), for an aggregate offering amount of $12,612,169. The combined effective offering price for each Share and accompanying Warrant in the June 2025 Private Placement was $2.65.

Pursuant to the Securities Purchase Agreement, each Purchaser agreed to purchase such Purchaser’s respective investment in the June 2025 in four equal tranches, as follows:

•	$2,228,038, or 840,769 shares, at the initial closing date of the Securities Purchase Agreement;

•

$2,228,038, or 840,769 shares, after the Company notifies the Purchasers that the Food and Drug Administration (FDA) has notified the Company that the Company is no longer subject to the partial clinical hold set forth in the FDA’s Partial Clinical Hold letter to the Company dated January 24, 2024, with respect to the Company’s planned Phase 3 trial of IFx-2.0;

•	$2,228,038, or 840,769 shares, after the Company notifies the investors that the Phase 3 trial for IFx-Hu2.0 (the “Phase 3 Trial”) has been initiated; and

•

$2,228,038, or 840,769 shares, after the Company notifies the investors that all material conditions for the closing of the Mergers have been satisfied (other than conditions that cannot be satisfied until on or immediately before the closing of the Mergers) and that the Company is prepared to close the Mergers.

The June 2025 Private Placement reflected the issuance of 4,759,309 shares of TuHURA Common Stock to the Purchasers at the combined unit price of $2.65 per share and accompanying Warrant (see below regarding the Warrants), which represented a fifteen percent (15%) discount to the NASDAQ closing price of TuHURA’s Common Stock on June 2, 2025, for proceeds of $11,512,169 net of $1,100,000 of equity issuance costs.

The Warrants have an exercise price per share equal to $3.3125 and will expire on December 3, 2030. The exercise price of the Warrants is subject to proportional adjustment for stock splits, reverse stock splits, and similar transactions.

As noted above, in addition to the shares of TuHURA Common Stock issued to the Purchasers who invested in the June 2025 Private Placement, an equal number of warrants to purchase the same amount of common shares at an exercise price of $3.3125 per warrant share were issued together with the common shares issued in the June 2025 Private Placement. These Warrants represent freestanding financial instruments issued together with the common stock purchased, however, they were determined to not be precluded from being classified as equity. As such, the shares underlying the Warrants are initially measured at their relative fair values and not remeasured for subsequent changes in fair value to be recognized as long as the Warrants continue to be classified in equity. Given that the Warrants were issued along with the common stock issued to the private investors in the June

2025 Private Placement and all the net proceeds are already reflected in TuHURA’s historical balance sheet as of September 30, 2025 with the corresponding amount also recorded within equity, the relative fair value that is allocated to the Warrants is also reflected in the corresponding amount recorded within Additional paid-in capital. As a result, the accounting for the Warrants is determined to have zero net effect within equity.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

	TuHURA Biosciences, Inc. Historical	Kineta Historical (through period ended June 29, 2025)	Pro Forma Adjustments	Pro Forma Combined
Operating expenses:
Research and development expenses	20,532,670	1,621,068	—	22,153,738
General and administrative expenses	11,263,269	4,085,064	—	15,348,333

Operating Loss	(31,795,939)	(5,706,132)	—	(37,502,071)
Other income (expense):
Gain on sale of assets	—	1,011,799	—	1,011,799
Grant income	713,508	—	—	713,508
Gain (loss) on payables settlement	(185,019)	296,091	—	111,072
Change in fair value of holdback shares	1,590,949	—	—	1,590,949
Other income	113,574	—	—	113,574
Interest income (expense), net	(489,050)	(19,745)	—	99,347

Total other income	1,743,962	1,288,145	—	1,620,066

Net loss	$(30,051,977)	$(4,417,987)	$—	$(34,469,964)
Series A Preferred cash dividend	(8,356)	—		(8,356)
Net income (loss) attributable to noncontrolling interest	—	(93,299)		(93,299)

Net Loss attributable to common stockholders	$(23,296,928)	$(4,511,286)		$(34,571,619)

Net Loss per share, basic and diluted	$(0.50)	$(0.35)		$(0.64)
Weighted-average shares outstanding, basic and diluted	47,927,196	12,902,000		54,277,032

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Mergers

On December 11, 2024, TuHURA entered into the Merger Agreement with Kineta under which it was contemplated that TuHURA would acquire Kineta, including the rights to Kineta’s novel KVA12123 antibody, now renamed as TBS-2025, for a combination of cash and shares of TuHURA Common Stock.

As stated in the Introduction above, the Mergers are accounted for as a business combination in which TuHURA acquired Kineta, including the rights to Kineta’s novel then-named KVA12123 antibody. Under the terms of the Merger Agreement, Kineta stockholders received their pro rata share (based on the number of Kineta fully diluted shares held by them) of aggregate Merger Consideration in the Mergers consisting of, as adjusted pursuant to the terms of the Merger Agreement, shares of TuHURA Common Stock.

After taking into account the issuance of additional TuHURA shares reserved for the Initial Share Consideration (as defined in the Merger Agreement), as adjusted for certain estimated purchase price adjustments based on the calculation of the total Merger Consideration on a pro forma basis as included herein, and the Kineta Delayed Share Consideration (as defined in the Merger Agreement), as estimated immediately after the Mergers, TuHURA stockholders owned approximately 92.4% of the TuHURA Common Stock outstanding following the closing of the Mergers and Kineta stockholders owned approximately 7.6% of the TuHURA Common Stock outstanding, which could be adjusted further as the stock consideration to be issued as the Merger Consideration is subject to adjustment in accordance with the Merger Agreement. The unaudited pro forma condensed combined financial information has been prepared to give pro forma effect with respect to the issuance of shares and related transactions surrounding the Merger Consideration in the Mergers for Kineta shareholders.

	Share Ownership Post-Mergers	Approx. %
TuHURA Biosciences, Inc. stockholders at the Effective Time of the Mergers(1)(2)	48,739,040	92.4%
Kineta, Inc. public stockholders at the Effective Time of the Mergers(3)	3,998,054	7.6%

Pro Forma Common Stock	52,737,094	100.0%

(1)

Includes (i) 297,029 shares underlying the penny warrants issued to underwriters in lieu of cash payment notes, as-converted upon their issuance, (ii) 1,398,177 shares issued and outstanding for those TuHURA warrant and option holders who exercised their warrants and (iii) 4,759,309 shares issued in connection with the June 2025 Private Placement securities purchase agreement.

(2)

Excludes (i) 6,511,571 shares underlying the options issued to TuHURA stockholders, (ii) 8,335,007 shares underlying the warrants issued to TuHURA stockholders and Note holders, (iii) 1,539,958 shares underlying the CVR Agreement, and (iv) 4,759,309 warrant shares issued in connection with the June 2025 Private Placement securities purchase agreement.

(3)

Includes (i) 2,868,169 shares issued as the “Initial Share Consideration” share component of the aggregate Merger Consideration and (ii) 1,129,885 shares assumed to be issued as the “Kineta Delayed Share Consideration” share component of the aggregate Merger Consideration for historical Kineta common stockholders based on their pro rata share of Kineta’s historical equity (based on the number of Kineta fully diluted shares held by them at the Effective Time).

The closing cash component of the aggregate Merger Consideration was $0 calculated by using a top-line value of $12,000,000 minus the $6,745,000 advanced to Kineta under the Exclusivity, Right of First Offer, Existing Advances, and working capital loans assumed through the closing date of the Mergers for working capital needs pursuant to the Merger Agreement less the sum of Kineta’s working capital deficit of $5,255,000 at the closing of the Mergers thus resulting in no cash consideration being paid to Kineta’s former shareholders at the closing of the Mergers. The share component of the aggregate Merger Consideration consists of an aggregate maximum of up to 3,998,054 shares of TuHURA Common Stock, subject to a six-month holdback of 1,129,885 of such shares to satisfy certain additional liabilities as of the closing date that may be identified after the closing (as of the closing, TuHURA issued 2,868,169 shares of TuHURA Common Stock to former Kineta stockholders as Initial Share Consideration). As additional Merger Consideration, Kineta stockholders are entitled to receive their pro rata share of certain payments that Kineta may receive after the closing from the pre-closing sale by Kineta of certain non-TBS-2025 products and technologies.

TuHURA June 2025 Securities Purchase Agreement

In connection with the Merger Agreement and as a condition precedent to the completion of the Mergers, on June 2, 2025, the Company entered into a securities purchase agreement with accredited investors under which the investors committed to purchase $12,612,169 of shares of TuHURA Common Stock (representing approximately 476 million shares) on certain dates and contingent on certain milestones over a period beginning on June 2, 2025 and continuing until December 31, 2025 (the “June 2025 Private Placement”).

The June 2025 Private Placement is represented in these pro formas to reflect the issuance of 4,759,309 shares of TuHURA Common Stock to the Purchasers at the combined unit price of $2.65 per share and accompanying warrant (see below regarding the warrants), which represents a fifteen percent (15%) discount to the NASDAQ closing price of TuHURA’s Common Stock on June 2, 2025, for proceeds of $11,512,169 net of $1,100,000 of equity issuance costs.

As noted above, in addition to the shares of TuHURA Common Stock issued to the Purchasers who invested in the private offering, an equal number of warrants to purchase the same amount of common shares at an exercise price of $3.3125 per warrant share were also provided together with the common shares issued in the June 2025 Private Placement. These warrants represent freestanding financial instruments issued together with the common stock purchased, however, they were determined to not be precluded from being classified as equity. As such, the shares underlying the warrants are initially measured at their relative fair values and not remeasured for subsequent changes in fair value to be recognized as long as the warrants continue to be classified in equity. Given that the warrants were issued along with the common stock issued to the private investors in the June 2025 Private Placement and all the net proceeds are already reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2025 with the corresponding amount also recorded within equity, the relative fair value that is allocated to the warrants would also be reflected in that corresponding amount recorded within Additional paid-in capital. As a result, the accounting for the warrants is determined to have zero net effect within equity.

The Merger Agreement was unanimously approved by the boards of directors of both companies, and Kineta stockholder approval was also obtained on June 23, 2025. The completion of the Mergers was also subject to the satisfaction or waiver of certain other conditions, such as the approval by TuHURA’s stockholders of an increase in the number of authorized shares of TuHURA Common Stock, which was approved on June 23, 2025. The Mergers closed on June 30, 2025.

Note 2. Basis of Presentation

The Mergers

The Mergers were successfully completed on June 30, 2025 and were accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP. Under the acquisition method of accounting, the Mergers are accounted for by recognizing the acquired assets, including separately identifiable intangible assets, including in-process research and development, and assumed liabilities at their acquisition-date fair values. Any excess of the fair value of the Merger Consideration issued to the stockholders of Kineta above the acquisition-date fair values of these identifiable assets and liabilities is recognized as goodwill.

TuHURA was determined to be the “accounting acquirer” in the Mergers for financial reporting purposes with Kineta being the “accounting acquiree” for financial reporting purposes. The determination of the Mergers being accounted for as business combination, and for TuHURA being the accounting acquirer is based primarily on evaluation of the following facts and circumstances:

•

Existing TuHURA securityholders still own approximately 92.4% of the combined TuHURA Common Stock outstanding, as calculated immediately following the Effective Time assuming all former Kineta shareholders are issued their pro rata share of the maximum of 3,998,054 shares of TuHURA Common Stock to be issued (currently estimated to be 3,998,054 shares after aggregating both the Initial Share Consideration actually issued and the maximum Delayed Share Consideration that could be issued) as the share component of the consideration transferred in accordance with the Merger Agreement,

•	The TuHURA Board of Directors will remain the same after the Mergers,

•	TuHURA’s current senior management will remain the same after the Mergers, and

•	Operations of TuHURA will comprise the majority of the continuing operations of TuHURA after the Mergers.

As a result of TuHURA being treated as the acquiring company for financial reporting purposes, the historical financial statements of TuHURA remain the historical consolidated financial statements of the Company. Results from operations prior to the Mergers are those of TuHURA.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 gives effect to the Transaction as if it occurred on January 1, 2025. This period is presented on the basis that TuHURA is treated as the acquirer for accounting purposes for the Mergers.

The pro forma adjustments reflecting the consummation of the Mergers are based on certain currently available information and certain assumptions and methodologies that TuHURA management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated, including that differences between the acquisition method of accounting estimates of fair value and the final acquisition accounting may occur. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material. TuHURA management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Mergers based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Mergers. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Mergers taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of TuHURA after the Mergers. They should be read in conjunction with the separate historical audited and unaudited financial statements and notes thereto of Kineta as filed with the SEC.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that TuHURA incurred significant losses during the historical periods presented.

Upon completion of the Mergers on June 30, 2025, pursuant to the terms and conditions of the Merger Agreement, each share of Kineta common stock, issued and outstanding immediately prior to the First Merger, was converted into the right to receive 0.185298 shares of TuHURA Common Stock, for an aggregate of 2,868,169 shares of TuHURA Common Stock as the Initial Share Consideration. Also pursuant to the terms and conditions of the Merger Agreement, each share of Kineta common stock, issued and outstanding immediately prior to the First Merger, is also entitled to (i) its pro rata portion of 1,129,885 shares of TuHURA Common Stock to be issued after six months following the closing of the Mergers (the Delayed Share Consideration), subject to adjustment for losses incurred or accrued during the six month period from the closing of the Mergers, and (ii) the right to its pro rata share of cash consideration received by Kineta pursuant to disposed asset payments related to legacy Kineta assets.

Note 3. Accounting Polices

Following the successful completion of the Mergers, management will now perform a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of TuHURA. Based on the initial analyses performed, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As a result of TuHURA being treated as the acquiring company for financial reporting purposes in the Mergers, the unaudited condensed combined pro forma financial information has been prepared on a basis consistent with the historical financial statements of TuHURA. As part of the preparation of the unaudited pro forma condensed combined financial information under this basis, certain reclassifications were made to align Kineta’s financial statement presentation with that of TuHURA.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited and unaudited financial statements of TuHURA and Kineta, as filed with the SEC.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Mergers and has been prepared for informational purposes only. The Company includes additional financing transactions and transaction accounting adjustments in the unaudited pro forma condensed combined statements of operations as if they had occurred as of the earliest period presented, January 1, 2025.

Estimated Purchase Price Consideration for the Mergers

Estimated purchase price of $16,560,163 related to the Mergers is comprised of the following components:

Cash Consideration Paid at Closing	$	— Total
Cash Consideration Paid (Exclusivity Payments, Loans, and Advances)		7,644,502
Initial Share Consideration		6,396,017
Delayed Share Consideration		2,519,644
Contingent Consideration		—

Total consideration		$16,560,163

The cash component of the aggregate Merger Consideration in the Mergers was a cash consideration amount of $6,745,000 (consisting of a top-line cash consideration value of $12,000,000, as stated in the Merger Agreement, less the sum of Kineta’s final calculated working capital deficit of $5,255,000 as of the closing date of the Mergers. Of the cash consideration amount of $7,644,502, the entire cash component had already been paid by TuHURA to Kineta prior to the closing date of the Mergers and was credited towards the cash component of the aggregate Merger Consideration in the Mergers pursuant to the Merger Agreement.

The estimated share consideration pursuant to the Merger Agreement, which for which certain components are still ultimately subject to adjustment pursuant to the Merger Agreement, to be paid to former Kineta stockholders of record as of the Effective Time will consist of an aggregate of up to 3,998,054 shares of TuHURA Common Stock, which was calculated by using the top-line share value of $23,000,000 (consisting of the maximum value for the Initial Share Consideration of $16,500,000 plus the maximum value for Delayed Share Consideration of $6,500,000) and dividing by the TuHURA Share Value ($23,000,000 divided by $5.7528 per share equals 3,998,054 shares).

As stated in the Introduction section above, while the actual number of shares of TuHURA Common Stock issued in the Mergers was not based on fluctuating market prices, but fixed (i.e. based on the TuHURA Share Value determined as of the date that the acquisition was announced on December 11, 2024), the fair value of the share consideration could also be variable because the predetermined number of shares would be expected to fluctuate along with the publicly listed TuHURA stock price (e.g., the number of shares of TuHURA Common Stock received in the Mergers multiplied by the trading price of TuHURA Common Stock as of immediately prior to the closing date of the Mergers). As a result, the Initial Share Consideration and Delayed Share Consideration are now calculated and estimated at a lower market value issued to Kineta stockholders in the completion of the Mergers relative to the estimated amount that was estimated using only the TuHURA Share Value.

As such, the Initial Share Consideration was calculated to be $6,396,017 as of the closing date of the Mergers (consisting of the calculated 2,868,169 shares of Initial Share Consideration that was based on the top-line $16,500,000 amount divided by the TuHURA Share Value, and then multiplied by the actual TuHURA market price on that date of approximately $2.23). Subject to further adjustment based on subsequent changes to the delayed net working capital or other amounts which could update the calculation of Merger Consideration pursuant to the Merger Agreement, the Delayed Share Consideration is still expected to be the similar calculated value of $2,519,644 which is currently estimated based on the 1,129,885 shares of TuHURA Common Stock expected to be issued (based on the top-line $6,500,000 amount divided by the TuHURA Share Value, multiplied by the market price as of the closing date of $2.23), however, this amount could change both as a result of the adjustment terms and provisions in the Merger Agreement as well as the market price of TuHURA shares as of the future date when the Delayed Share Consideration is issued. For the purposes of this unaudited pro forma condensed combined financial information, the aggregate share consideration is assumed to be $8,915,661 ($6,396,017 plus $2,519,644) for estimating the final market value of consideration to be transferred in the Mergers on a pro forma basis using the relevant details included in this unaudited pro forma condensed combined financial information.

As additional estimated contingent consideration, Kineta stockholders will be entitled to receive their pro rata share of certain payments in cash that Kineta may receive after the closing of the Mergers from certain pre-closing sales by Kineta of certain non-TBS-2025 products and technologies (the “Disposed Asset Payment Right”).

Based on the current stage of clinical trials and inherent uncertainties surrounding the further development, regulatory approval, or viability of being able to enter into an agreement to dispose of any non-VISTA Assets and any other agreement entered into by Kineta prior to the closing of the Mergers in connection with a Permitted Asset Disposition, as defined in the Merger Agreement, including the likelihood of certain clinical and/ or regulatory milestones being achieved in the future with regard to the agreements entered into with third parties surrounding the disposal, exclusivity, and licensing, of non-VISTA assets to-date which could result in future Disposed Asset Payments, the contingent consideration resulting from any Disposed Asset Payment Right is not currently probable and reasonably estimable. Therefore, TuHURA has not recognized or allocated any contingent purchase price consideration estimates for the Mergers pertaining to the Disposed Asset Payment Rights in the unaudited pro forma condensed combined financial information or purchase price allocation estimated for the Business Combination as a result of the Mergers.

The accounting treatment and valuation for the contingent consideration included in the Mergers, which represents the Disposed Asset Payment Right from Permitted Asset Dispositions, as defined in the Merger Agreement, is preliminary in nature and the final accounting treatment will be determined based on a number of factors, including additional analysis of the transaction, the in-process research and development of the disposed assets themselves, and consideration of relevant accounting standards.

All of the outstanding equity of Kineta was canceled and ceased to exist at the Effective Time in accordance with the Merger Agreement. These shares, including the newly issued shares, only represented the right to receive the share of Merger Consideration (as stated in the Introduction). Each share of Kineta common stock at the closing of the Mergers was ultimately given the right to receive 0.185298 shares of TuHURA Common Stock as the Initial Share Consideration, which can be illustrated based on the 15,478,657 shares of Kineta common stock immediately prior to the Effective Time (i.e. after the equity issuance presented in this adjustment) and the 2,868,169 shares of Initial Share Consideration calculated above (2,868,169 shares of TuHURA Common Stock divided by the 15,478,657 shares of Kineta common stock outstanding at the Effective Time equals 0.185298).

The preliminary calculation of the final purchase price allocation for the Mergers in the aggregate and the corresponding aggregate Merger Consideration is presented in the table below as of December 31, 2025:

Fair Value
Total Cash Consideration Paid	$7,644,502
Initial Share Consideration	6,396,017
Delayed Share Consideration	2,519,644
Contingent Consideration	—

Total consideration	$16,560,163

Assets acquired:
Cash and cash equivalents	$390,721
In-process research and development	11,275,000
Goodwill	10,738,082

Total assets acquired	$22,403,803

Liabilities assumed:
Accounts payable and accrued expenses	$5,211,721
Notes payable, current portion	434,000
Deferred tax liability	197,919

Total liabilities assumed	5,843,640

fair value of net assets acquired	$16,560,163

In connection with the Mergers, the Company will recognize approximately $11,275,000 of identifiable intangible assets pertaining to the In-process research and development indefinite-lived intangible asset being acquired in the acquisition of Kineta and $10,738,082 of goodwill, which represents the excess purchase price over fair value of identifiable net assets acquired, pursuant to the preliminary purchase price allocation. The goodwill arising from the transaction is primarily attributable to the expected synergies through the combining of key assets, capabilities, and intellectual property, and is not expected to be deductible for income tax purposes. The final calculation of goodwill could differ materially from the preliminary amounts presented in this unaudited pro forma condensed combined financial information due to several factors including, but not limited to, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the effective time of the Mergers, including the final calculation of merger consideration that is subject to further purchase price adjustments as described in the Merger Agreement. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

There were no pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025.

Note 5. Net Loss per Share

The following table presents a roll-forward of the shares issued and assumed to be issued following the transactions leading up to the closing of the Mergers:

Common Shares Issued or Assumed to be Issued
TuHURA Biosciences, Inc. weighted average shares	42,284,525
Shares issued as purchase consideration in Mergers	3,998,054
Shares issued in connection with the June 2025 Private Placement	4,759,309
Shares issued for TuHURA Warrant and Option Exercises(1)	1,398,177
Shares issued for TuHURA Warrant and Option Exercises(1)	1,398,177
CVR shares	1,539,938
Shares underlying Penny Warrants issued(2)	297,029

Pro Forma weighted average shares outstanding	54,277,032

(1)	The aggregate amount of shares issued in connection with TuHURA Warrants and stock options that have been exercised through the closing date of the Mergers.
(2)	Penny Warrants assumed to be exercised and converted into shares of TuHURA Common Stock as soon as they were exercisable based on the nominal exercise price of $0.01 per share.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Net loss per share to give pro forma effect of the Mergers was calculated using the weighted average shares outstanding and the issuance of additional shares in connection with the Mergers, assuming the shares were outstanding since January 1, 2025. As the Mergers are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Mergers have been outstanding for the entirety of the period presented.

The unaudited pro forma condensed combined financial information has been prepared to present the Mergers for the year ended December 31, 2025:

For the Year Ended December 31, 2025 (1)
Numerator:
Pro Forma Net loss attributable to common stockholders	$(34,571,619)
Denominator:
Weighted average shares outstanding - basic and diluted(2)	54,277,032
Net loss per share:
Pro forma net loss attributable to common stockholders per share - basic and diluted	$(0.64)
Excluded securities:
TuHURA Options(2)	6,511,571
TuHURA Warrants(2)	8,335,007
TuHURA Securities Purchase Agreement Warrants(2)	4,759,309

(1)	Pro forma net loss attributable to common stockholders includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss attributable to common stockholders per share, basic and diluted, because their effect would have been anti- dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period presented.